Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement (No. 333-256187) on Form S-4 of Bird Global, Inc. our report dated November 18, 2020, except for the effects of Note 10 for which the date is July 15, 2021, relating to the consolidated financial statements of LMTS Holding, SCA appearing in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

August 18, 2021